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Center Bancorp, Inc. Reports Retirement of Senior Officer and Hiring of

Credit Administrator

UNION, N.J., December 11, 2012 (GLOBE NEWSWIRE) – Center Bancorp, Inc. (Nasdaq:CNBC), parent company of Union Center National Bank (“UCNB” or the “Bank”), announced today the retirement of John J. Lukens, Vice President & Senior Credit Administrator of Center Bancorp, Inc. and Senior Vice President of the Bank effective December 31, 2012. Mr. Lukens, a resident of Lincroft, N.J., has served Center Bancorp and the Bank for eight years. “John has served our organization with utmost integrity and is held in the highest regards by his colleagues and peers,” said Anthony C. Weagley, President and Chief Executive Officer of UCNB. “We are grateful for his service and wish him all the best in his retirement,” added Mr. Weagley.

Also announced today, Union Center National Bank has hired John J. Bailey as Senior Vice President Credit Administration. Mr. Bailey will oversee the Bank Credit Administration Departments. Prior to joining UCNB, John Bailey was the owner and managing member of Bailey Financial Consulting LLC in Lincroft, N.J. Previously, Mr. Bailey held management positions in several banks and corporations in the financial services industry. “We are thrilled to have John join the UCNB team,” said Anthony C. Weagley. “John’s strong credit background and reputation will be tremendous assets to our organization,” added Mr. Weagley. John Bailey earned a B.S. from Fordham University’s College of Business Administration and is a graduate of the Stonier Graduate School of Banking at Rutgers University.

About Center Bancorp, Inc.

Center Bancorp, Inc. is a bank holding company which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. Union Center National Bank is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Banking and Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth and philanthropic advisory services.

Center also, through a strategic partnership with Compass Financial Management, LLC and ING, offers pension/401(k) planning services. Compass is an Investment Advisory Company with five decades of cumulative experience providing investment services in a personal, professional and attentive manner. They provide discretionary private investment management for individuals and corporate accounts as well as 401(k) advisory services.

The Bank currently operates 14 banking locations in Bergen, Morris and Union Counties in New Jersey. Banking centers are located in Union Township (five locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Oakland, Saddle River, Springfield, and Summit. Also, the Bank’s opening of its new Englewood banking center located in downtown Englewood, NJ is expected in the 4th quarter, 2012. The Bank’s primary market area is comprised of Bergen, Morris, and Union Counties, New Jersey.

For further information regarding Center Bancorp, Inc., please visit our website at http://www.centerbancorp.com or call 800.862.3683. For information regarding Union Center National Bank, please visit www.ucnb.com.

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